JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

JPMORGAN CHASE REPORTS RECORD FOURTH-QUARTER 2018 NET INCOME OF
$7.1 BILLION, OR $1.98 PER SHARE
RECORD FULL-YEAR 2018 NET INCOME OF $32.5 BILLION, OR $9.00 PER SHARE

FULL-YEAR 2018 RESULTS

ROE 13% ROTCE[1] 17%	Common equity Tier 1[1] 12.0%	Net payout LTM[2,3] 92%
FOURTH-QUARTER 2018 RESULTS4

Firmwide Metrics	■	Reported revenue of $26.1 billion; managed revenue of $26.8 billion[1]
	■	ROE of 12%; ROTCE[1] of 14%
	■	Average core loans[1] ex-CIB, up 6% YoY and 1% QoQ

CCB 4Q18 ROE 30% 2018 ROE 28%	■	Average core loans[1] up 5%; average deposits up 3%
	■	Client investment assets of $282.5 billion, up 3%
	■	Credit card sales volume[5] up 10%; debit sales volume up 11%; merchant processing volume up 17%

CIB 4Q18 ROE 10% 2018 ROE 16%	■	#1 Global Investment Banking fees with 8.7% wallet share for the year, up 60 bps
	■	Total Markets revenue of $3.2 billion, down 6%; Equity Markets revenue of $1.3 billion, up 15%
	■	Treasury Services revenue up 13% and Security Services revenue up 1%

CB 4Q18 ROE 20% 2018 ROE 20%	■	Average loan balances up 2%
	■	Strong credit quality with net charge-offs of 7 bps

AWM 4Q18 ROE 26% 2018 ROE 31%	■	Average loan balances up 13%
	■	Assets under management (“AUM”) of $2.0 trillion, down 2%

                                                                                                                                     Jamie Dimon, Chairman and CEO, commented on the financial results: “2018 was another strong year for JPMorgan Chase, with the Firm generating record revenue and net income, even without the impact of tax reform. Each line of business grew revenue and net income for the year, while continuing to make significant investments in products, people and technology, demonstrating the power of the platform. We grew core loans 7%, in-line with our expectations, while maintaining credit discipline and a fortress balance sheet with significant capital and liquidity.”
                                                                                                                                              Dimon added: “Our customer-centric business model has benefited from a healthy and engaged U.S. consumer that is spending, saving and investing. We continue to outpace the industry in consumer deposit growth, albeit slower, and client investment assets increased for the year on record net new money flows. Credit and debit sales volume, as well as merchant processing volume, were all up double digits. Despite a challenging quarter, we grew Markets revenue in the Investment Bank for the year with record performance in Equities and solid performance in Fixed Income. Investment Banking fees were a record for the year, driven by strength in both CIB and Commercial Banking. Asset & Wealth Management delivered strong banking results and continued its string of annual net long-term inflows, even as volatility and lower market levels impacted fourth quarter results.”
                                                                                                                                            Dimon concluded: “In 2018 we accelerated investments in products, services and technology to help our employees, customers and communities. In the fourth quarter we opened Chase branches in new states for the first time in nearly a decade. While it is early days, we’re seeing terrific results so far – and this is only the start as we continue to open branches in several new markets in the months and years to come. Our AdvancingCities initiative is supporting job and wage growth in communities that need capital the most. We extended credit and raised capital of $2.5 trillion for U.S. consumers, businesses and institutional clients. As we head into 2019, we urge our country’s leaders to strike a collaborative, constructive tone, which would reinforce already-strong consumer and business sentiment. Businesses, government and communities need to work together to solve problems and help strengthen the economy for the benefit of everyone.”

FORTRESS PRINCIPLES

■	Book value per share of $70.35, up 5%; tangible book value per share[1] of $56.33, up 5%

■	Basel III common equity Tier 1 capital[1] of $184 billion and ratio[1] of 12.0%

■	Firm SLR[1] of 6.4%
OPERATING LEVERAGE

■	4Q18 reported expense of $15.7 billion; reported overhead ratio of 60%; managed overhead ratio[1] of 59%
CAPITAL DISTRIBUTED

■	$8.3 billion[3] distributed to shareholders in 4Q18
■ $5.7 billion of net repurchases and common dividend of $0.80 per share

SUPPORTED CONSUMERS, BUSINESSES & COMMUNITIES

■	$2.5 trillion of credit and capital[6] raised in 2018

■	$227 billion of credit for consumers

■	$24 billion of credit for U.S. small businesses

■	$937 billion of credit for corporations

■	$1.3 trillion of capital raised for corporate clients and non-U.S. government entities

■	$57 billion of credit and capital raised for nonprofit and U.S. government entities, including states, municipalities, hospitals and universities

Investor Contact: Jason Scott (212) 270-2479 [1]For notes on non-GAAP financial measures, including managed basis reporting, and key performance measures, see page 6. For additional notes see page 7.	Media Contact: Joseph Evangelisti (212) 270-7438

JPMorgan Chase & Co.
News Release

In the discussion below of Firmwide results of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Firm”), information is presented on a managed basis, which is a non-GAAP financial measure, unless otherwise specified. The discussion below of the Firm’s business segments is also presented on a managed basis. For more information about managed basis, and non-GAAP financial measures and key performance measures used by management to evaluate the performance of each line of business, refer to page 6.
Comparisons noted in the sections below are for the fourth quarter of 2018 versus the prior-year fourth quarter, unless otherwise specified.

JPMORGAN CHASE (JPM)
Net revenue on a reported basis was $26.1 billion, $27.3 billion, and $24.5 billion for the fourth quarter of 2018, third quarter of 2018, and fourth quarter of 2017, respectively.

Results for JPM				3Q18		4Q17
($ millions, except per share data)	4Q18	3Q18	4Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue - managed	$26,804	$27,822	$25,754	$(1,018)	(4)%	$1,050	4%
Noninterest expense	15,720	15,623	14,895	97	1	825	6
Provision for credit losses	1,548	948	1,308	600	63	240	18
Net income	$7,066	$8,380	$4,232	$(1,314)	(16)%	$2,834	67%
Earnings per share	$1.98	$2.34	$1.07	$(0.36)	(15)%	$0.91	85%
Return on common equity	12%	14%	7%
Return on tangible common equity	14	17	8
Discussion of Results:
Net income was $7.1 billion, an increase of 67%. The prior year included a $2.4 billion reduction to net income as a result of the enactment of the Tax Cuts & Jobs Act (“TCJA”).
Net revenue was $26.8 billion, up 4%. Net interest income was $14.5 billion, up 9%, driven by the impact of higher rates as well as loan growth, partially offset by lower Markets net interest income. Noninterest revenue was $12.3 billion, down 1%, with no notable drivers on a Firmwide basis.
Noninterest expense was $15.7 billion, up 6%, predominantly driven by investments in the business, including technology, marketing, real estate and front office hires, as well as auto lease depreciation, partially offset by the absence of the prior-year FDIC surcharge.
The provision for credit losses was $1.5 billion, an increase of $240 million from the prior year. The increase was driven by higher net reserve builds in the current quarter in the Consumer and Wholesale portfolios. The Consumer reserve build included $150 million in the Card portfolio driven by loan growth. The Wholesale reserve build of $161 million was largely driven by select Commercial & Industrial (C&I) downgrades. Net charge-offs were approximately flat to the prior year.

JPMorgan Chase & Co.
News Release

CONSUMER & COMMUNITY BANKING (CCB)

Results for CCB				3Q18		4Q17
($ millions)	4Q18	3Q18	4Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$13,695	$13,290	$12,070	$405	3%	$1,625	13%
Consumer & Business Banking	6,567	6,385	5,557	182	3	1,010	18
Home Lending	1,322	1,306	1,442	16	1	(120)	(8)
Card, Merchant Services & Auto	5,806	5,599	5,071	207	4	735	14
Noninterest expense	7,065	6,982	6,672	83	1	393	6
Provision for credit losses	1,348	980	1,231	368	38	117	10
Net income	$4,028	$4,086	$2,631	$(58)	(1)%	$1,397	53%
Discussion of Results:
Net income was $4.0 billion, an increase of 53%. Net revenue was $13.7 billion, an increase of 13%.
Consumer & Business Banking net revenue was $6.6 billion, up 18%, predominantly driven by higher net interest income as a result of higher deposit margins and balance growth. Home Lending net revenue was $1.3 billion, down 8%, largely driven by lower net production revenue on margin compression and lower volumes. Card, Merchant Services & Auto net revenue was $5.8 billion, up 14%, driven by higher Card net interest income on loan growth and margin expansion, higher auto lease volumes, and lower Card net acquisition costs.
Noninterest expense was $7.1 billion, up 6%, driven by investments in technology and marketing, and higher auto lease depreciation, partially offset by the absence of the prior-year FDIC surcharge, and expense efficiencies.
The provision for credit losses was $1.3 billion, an increase of $117 million. The current quarter included a reserve build in Card of $150 million, compared with a build of $200 million in the prior year, both driven by loan growth. The prior year also included reserve releases of $150 million in Home Lending and $35 million in Auto. Net charge-offs were lower driven by Auto and Home Lending, predominantly offset by higher net charge-offs in Card, in line with expectations.

JPMorgan Chase & Co.
News Release

CORPORATE & INVESTMENT BANK (CIB)

Results for CIB				3Q18		4Q17
($ millions)	4Q18	3Q18	4Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$7,237	$8,805	$7,518	$(1,568)	(18)%	$(281)	(4)%
Banking	3,281	3,245	3,091	36	1	190	6
Markets & Investor Services	3,956	5,560	4,427	(1,604)	(29)	(471)	(11)
Noninterest expense	4,681	5,175	4,553	(494)	(10)	128	3
Provision for credit losses	82	(42)	130	124	NM	(48)	(37)
Net income	$1,975	$2,626	$2,316	$(651)	(25)%	$(341)	(15)%
Discussion of Results:
Net income was $2.0 billion, a decrease of 15%. Net revenue was $7.2 billion, down 4%.
Banking revenue was $3.3 billion, up 6%. Investment Banking revenue was $1.7 billion, up 3%, with overall share gains, reflecting higher advisory fees predominantly offset by lower underwriting fees. Treasury Services revenue was $1.2 billion, up 13%, driven by growth in operating deposits and higher interest rates, as well as higher fees on increased payments volume. Lending revenue was $344 million, up 2%.
Markets & Investor Services revenue was $4.0 billion, down 11%. Markets revenue of $3.2 billion was down 6%, or down 11%7,8 excluding the impact of the TCJA and a loss on a margin loan in the prior year. Fixed Income revenue of $1.9 billion was down 16%, or down 18%7 excluding the impact of the TCJA. Challenging market conditions produced revenue declines in Credit Trading, Rates and Commodities, which were partially offset by strength in Emerging Markets. Equity Markets revenue was $1.3 billion, up 15%, or up 2%8 excluding the margin loan loss in the prior year, with continued strength in Prime. Securities Services revenue was $1.0 billion, up 1%, largely driven by fee growth and higher interest rates, predominantly offset by the impact of lower market levels, and a business exit. Credit Adjustments & Other was a loss of $243 million, reflecting higher funding spreads on derivatives.
Noninterest expense was $4.7 billion, up 3% with investments in technology and bankers and higher volume-related transaction costs, which were largely offset by the absence of the prior-year FDIC surcharge, and lower performance-based compensation expense.
The provision for credit losses was $82 million, largely driven by reserve builds for select client downgrades, compared with $130 million in the prior year driven by a reserve build for a single name.

COMMERCIAL BANKING (CB)

Results for CB				3Q18		4Q17
($ millions)	4Q18	3Q18	4Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$2,306	$2,271	$2,353	$35	2%	$(47)	(2)%
Noninterest expense	845	853	912	(8)	(1)	(67)	(7)
Provision for credit losses	106	(15)	(62)	121	NM	168	NM
Net income	$1,036	$1,089	$957	$(53)	(5)%	$79	8%
Discussion of Results:
Net income was $1.0 billion, an increase of 8%.
Net revenue was $2.3 billion, down 2%, with lower noninterest revenue more than offsetting higher net interest income. Lower noninterest revenue was largely driven by the absence of a benefit in the prior year as a result of the enactment of the TCJA, while higher net interest income reflected higher deposit margins partially offset by lower loan spreads.
Noninterest expense was $845 million, down 7%, as continued investments in banker coverage and technology in the current period were more than offset by the absence of an impairment on certain leased equipment in the prior year.
The provision for credit losses was $106 million, including higher loan loss reserves largely due to select client downgrades. The prior year was a benefit of $62 million, largely driven by reserve releases in the Oil and Gas portfolio.

JPMorgan Chase & Co.
News Release

ASSET & WEALTH MANAGEMENT (AWM)

Results for AWM				3Q18		4Q17
($ millions)	4Q18	3Q18	4Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$3,439	$3,559	$3,638	$(120)	(3)%	$(199)	(5)%
Noninterest expense	2,621	2,585	2,612	36	1	9	—
Provision for credit losses	13	23	9	(10)	(43)	4	44
Net income	$604	$724	$654	$(120)	(17)%	$(50)	(8)%
Discussion of Results:
Net income was $604 million, a decrease of 8%.
Net revenue was $3.4 billion, a decrease of 5%. The impact of lower market levels drove lower investment valuations, management fees and performance fees, partially offset by strong banking results and the impact of cumulative net long-term inflows.
Noninterest expense of $2.6 billion was flat, as continued investments in advisors and technology were offset by lower performance-based compensation and revenue-driven external fees.
Assets under management were $2.0 trillion, down 2%, driven by the impact of lower market levels, which were largely offset by net inflows into liquidity and long-term products.

CORPORATE

Results for Corporate				3Q18		4Q17
($ millions)	4Q18	3Q18	4Q17	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net revenue	$127	$(103)	$175	$230	NM	$(48)	(27)%
Noninterest expense	508	28	146	480	NM	362	248
Provision for credit losses	(1)	2	—	(3)	NM	(1)	NM
Net income/(loss)	$(577)	$(145)	$(2,326)	$(432)	(298)%	$1,749	75%
Discussion of Results:
Net loss was $577 million, compared with a net loss of $2.3 billion in the prior year. The current quarter included certain tax-related items totaling approximately $300 million and the prior year included a $2.7 billion increase to income tax expense related to the impact of the TCJA.
Net revenue of $127 million included markdowns on certain legacy private equity investments totaling approximately $150 million.
Noninterest expense of $508 million included a contribution to the JPMorgan Chase Foundation of $200 million, as well as investments in technology and real estate.

JPMorgan Chase & Co.
News Release

1. Notes on non-GAAP financial measures and key performance measures:
Notes on non-GAAP financial measures

a.
In addition to analyzing the Firm’s results on a reported basis, management reviews Firmwide results, including the overhead ratio, on a “managed” basis; these Firmwide managed basis results are non-GAAP financial measures. The Firm also reviews the results of the lines of business on a managed basis. The Firm’s definition of managed basis starts, in each case, with the reported U.S. GAAP results and includes certain reclassifications to present total net revenue for the Firm and each of the reportable business segments on a fully taxable-equivalent (“FTE”) basis. Accordingly, revenue from investments that receive tax credits and tax-exempt securities is presented in the managed results on a basis comparable to taxable investments and securities. These financial measures allow management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to tax-exempt items is recorded within income tax expense. These adjustments have no impact on net income as reported by the Firm as a whole or by the lines of business. For a reconciliation of the Firm’s results from a reported to managed basis, see page 7 of the Earnings Release Financial Supplement.

b.
Tangible common equity (“TCE”), return on tangible common equity (“ROTCE”) and tangible book value per share (“TBVPS”), are each non-GAAP financial measures. TCE represents the Firm’s common stockholders’ equity (i.e., total stockholders’ equity less preferred stock) less goodwill and identifiable intangible assets (other than MSRs), net of related deferred tax liabilities. For a reconciliation from common stockholders’ equity to TCE, see page 9 of the Earnings Release Financial Supplement. ROTCE measures the Firm’s net income applicable to common equity as a percentage of average TCE. TBVPS represents the Firm’s TCE at period-end divided by common shares at period-end. Book value per share was $70.35, $69.52 and $67.04 at December 31, 2018, September 30, 2018, and December 31, 2017, respectively. TCE, ROTCE, and TBVPS are meaningful to the Firm, as well as investors and analysts, in assessing the Firm’s use of equity.

c.
Adjusted expense and adjusted overhead ratio are each non-GAAP financial measures. Adjusted expense excluded Firmwide legal expense of $(18) million, $20 million and $(207) million for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively. The adjusted overhead ratio measures the Firm’s adjusted expense as a percentage of adjusted managed net revenue. Management believes this information helps investors understand the effect of these items on reported results and provides an alternate presentation of the Firm’s performance.

Notes on key performance measures

d.
Estimated as of December 31, 2018. The Basel III regulatory capital, risk-weighted assets and capital ratios (which became fully phased-in effective January 1, 2019), and the Basel III supplementary leverage ratio (“SLR”) (which was fully phased-in effective January 1, 2018), are all considered key regulatory capital measures. The capital adequacy of the Firm is evaluated against the Basel III approach (Standardized or Advanced) which, for each quarter, results in the lower ratio. These measures are used by management, bank regulators, investors and analysts to assess and monitor the Firm’s capital position. For additional information on these measures, see Capital Risk Management on pages 82-91 of the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017, and pages 44-48 of the Firm’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018.

e.
Core loans represent loans considered central to the Firm’s ongoing businesses; core loans exclude loans classified as trading assets, runoff portfolios, discontinued portfolios and portfolios the Firm has an intent to exit.

JPMorgan Chase & Co.
News Release

Additional notes:

2. Last twelve months (“LTM”).

3.	Net of stock issued to employees.

4.	Percentage comparisons noted in the bullet points are for the fourth quarter of 2018 versus the prior-year fourth quarter, unless otherwise specified.

5.	Excludes Commercial Card.

6.
Credit provided to clients represents new and renewed credit, including loans and commitments. Credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. Credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

7.
As a result of the TCJA, the three months ended December 31, 2018 reflects a reduction of approximately $163 million in FTE adjustments compared with the prior year, which included the estimated impact of $259 million from the enactment of the TCJA.

8.	The three months ended December 31, 2017 included a loss of $143mm on a margin loan to a single client.

JPMorgan Chase & Co.
News Release

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.6 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.

JPMorgan Chase & Co. will host a conference call today, January 15, 2019, at 8:30 a.m. (Eastern) to present fourth-quarter 2018 financial results. The general public can access the call by dialing (866) 541-2724 in the U.S. and Canada, or (706) 634-7246 for international participants. Please dial in 10 minutes prior to the start of the call. The live audio webcast and presentation slides will be available on the Firm’s website, www.jpmorganchase.com, under Investor Relations, Events & Presentations.

A replay of the conference call will be available beginning at approximately 12:30 p.m. on January 15, 2019, through midnight, January 29, 2019, by telephone at (800) 585-8367 (U.S. and Canada) or (404) 537-3406 (international); use Conference ID # 2147608. The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Events & Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at www.jpmorganchase.com.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of JPMorgan Chase & Co.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase & Co.’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase & Co.’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2018, June 30, 2018 and March 31, 2018 which have been filed with the Securities and Exchange Commission and are available on JPMorgan Chase & Co.’s website (https://jpmorganchaseco.gcs-web.com/financial-information/sec-filings), and on the Securities and Exchange Commission’s website (www.sec.gov). JPMorgan Chase & Co. does not undertake to update any forward-looking statements.